Exhibit 99.2

Copyright 2009 Adobe Systems Incorporated. All rights reserved. 1 Adobe + Omniture September 15, 2009

® Copyright 2009 Adobe Systems Incorporated. All rights reserved. 2 Financial Disclaimer Some of the information discussed in this presentation, particularly our revenue and operating model targets for the coming quarter, our forward-looking product plans and our discussion on the acquisition of Omniture is based on information as of today, September 15, 2009, and contains forward-looking statements that involve risk and uncertainty. Actual results may differ materially from those set forth in such statements. For a discussion of these risks and uncertainties, you should review the Forward-Looking Statements Disclosure in our press releases issued today, and Adobe’s SEC filings, including our annual report on Form 10-K for fiscal 2008, and our quarterly reports filed on Form 10-Q in fiscal 2009. During this presentation, we will discuss non-GAAP financial measures. The GAAP financial measures that correspond to non-GAAP financial measures, as well as the reconciliation between the two, are available on our Website.

® Copyright 2009 Adobe Systems Incorporated. All rights reserved. 3 Additional Information and Where to Find It This presentation is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Omniture’s common stock will only be made pursuant to a tender offer statement on schedule TO, including an offer to purchase and other related materials that Snowbird Acquisition Corporation, a wholly-owned subsidiary of Adobe Systems Incorporated, intends to file with the Securities and Exchange Commission. In addition, Omniture will file with the Securities and Exchange Commission a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Once filed, Omniture stockholders will be able to obtain the tender statement on schedule TO, the offer to purchase, the Solicitation/Recommendation Statement on Schedule 14D-9 and related materials with respect to the offer, free of charge at the website of the Securities and Exchange Commission at www.sec.gov, from the information agent and dealer manager named in the tender offer materials or from Snowbird Acquisition Corporation. Omniture’s stockholders are advised to read these documents, any amendments to these documents and any other documents relating to the tender offer that are filed with the SEC carefully and in their entirety prior to making any decisions with respect to the offer because they contain important information, including the terms and conditions of the offer.

® Copyright 2009 Adobe Systems Incorporated. All rights reserved. 4 Adobe revolutionizes how the world engages with ideas and information

® Copyright 2009 Adobe Systems Incorporated. All rights reserved. 5 Adobe’s Value FROM TO Content Content + Applications Creation Creation + Optimization

® 6 Copyright 2009 Adobe Systems Incorporated. All rights reserved. Omniture Overview Founded in 1996 with headquarters in Orem, UT Trailing 4 quarter GAAP revenue of $335 million Approximately 1200 employees “The largest technology company focused on CMOs and Online Marketers” A leader in Software-as-a-Service (SaaS) Over 5,000 customers worldwide More than 1 trillion transactions captured per quarter Leveraging leadership in enterprise Web analytics into online business optimization solutions to help customers optimize online ad spend and conversion

® Copyright 2009 Adobe Systems Incorporated. All rights reserved. 7 Adobe + Omniture: Strategic Rationale Together, we will “complete the loop” of content creation, delivery and optimization enabling our customers to realize greater return on their digital media investments and improve their end users’ experiences Adobe’s tools and ubiquitous client reach help customers create and deliver engaging content and experiences The addition of Omniture will help customers measure, analyze and optimize those experiences - creating a continuous feedback loop Create Deliver User Engages Analyze Optimize

® Copyright 2009 Adobe Systems Incorporated. All rights reserved. 8 Adobe + Omniture: Benefits Shared passion for delivering innovative products – and commitment to being a place where great people want to work Benefits to Adobe Further strengthens value proposition for publishers, advertisers, syndicators and retailers - and the designers/developers who create their rich media and RIA’s Elevates relevance in the enterprise as we increasingly become a mission critical digital solutions provider Expands addressable market and growth potential, including in the rapidly growing Internet advertising, e-commerce, and digital media markets Adds significant SaaS expertise and recurring revenue model Benefits to Omniture Gains global operational scale, broader awareness and credibility of Adobe brand Provides ability to build measurement and optimization into the creative workflow and user playback experience Accelerates penetration into new geographies and markets Improves ability to meet customer needs via integration with Adobe’s leading content authoring tools and runtimes

® Copyright 2009 Adobe Systems Incorporated. All rights reserved. 9